Exhibit 99.1

NEWS RELEASE
Release No. 104-03-12

Contact:
Mary Cohn (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

LP Names Curt Stevens New CEO Upon Retirement of Rick Frost

Frost announces he is retiring from the company May 31;
Stevens will become CEO effective May 4, 2012

NASHVILLE, Tenn. (March 14, 2012) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced that its board of directors has appointed Curt Stevens to succeed Rick Frost as LP CEO effective May 4, 2012. Frost, who has served as CEO since 2004, will retire from LP May 31, 2012. During the period from May 4 through May 31, Frost will remain with the company to aid in the transition.

LP Chairman Gary Cook said, “The board of directors is very pleased to announce the appointment of Curt Stevens as our new CEO. Curt is a leader of exceptional integrity and ability. His long experience and deep familiarity with LP along with his expansive knowledge of financial and operational matters make him well suited to lead LP into a promising future.”

Cook continued, “Rick Frost has served LP with distinction and we have been very fortunate to have enjoyed his steady and inspirational leadership during turbulent times. This transition has been well planned and will be seamless.”

Retiring CEO Rick Frost said, “I have been honored to have had the opportunity to lead LP over the past seven years. During some of the toughest times the building industry has ever seen, our people have improved operations, quality and market share while leading the industry in safety. Appointing Curt as CEO provides LP continuity with an experienced leader who is well prepared to address LP's future challenges and opportunities.”

Stevens said he is looking forward to continuing to work with Frost to prepare for his new duties in May. “LP has exceptional people, quality products, and the financial position to take full advantage of an upturn in the housing market. Great things await us.”

Stevens, 59, joined LP in 1997 and has held senior management positions throughout his career at the company. He was appointed to the interim position of executive vice president, chief operating officer in December 2011. Previously, he served as executive vice president, administration and chief financial officer from May 2002 to December 2011. From September 1997 to April 2002, Stevens served as vice president, treasurer and chief financial officer. Before joining LP, Stevens spent 13 years in executive positions at Planar Systems, Inc., a leading manufacturer and supplier of flat panel displays. He is also a member of the board of directors of Quanex Building Products (NYSE:NX). Stevens is a certified public accountant and holds a B.S. in economics and an MBA with a concentration in finance from the University of California at Los Angeles.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.